EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Karen Hildebrant
Spartan Chassis, Inc.
(517) 543-6400 ext. 3111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates
(616) 233-0500

Spartan Chassis Announces $52 Million Subcontract for MRAPs

CHARLOTTE, Michigan, September 27, 2007 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received a new $52 million subcontract order from Force Protection, Inc. to support the production of Cougar series advanced tactical wheeled vehicles.

Spartan said it will supply and integrate key chassis components for the vehicles, slated for use by the U.S. military, by March 2008. This new order brings the Mich.-based custom chassis manufacturer's total 2007 MRAP subcontract awards to approximately $317 million, more than triple its military subcontract orders in all of 2006.

"This award validates Spartan's ongoing ability to meet the critical demands of both our OEM partners and the U.S. military," said Richard Schalter, president of Spartan Chassis. "Spartan is once again primed to leverage our specialty chassis expertise, along with our increased production capacity, to assist Force Protection in providing high-survivability vehicles to our troops."

MRAP vehicles are prized by the military for their V-shaped hulls, raised chassis and improved armor, which help protect servicemen and women from improvised explosive devices, or IEDs, mines and other hazards of war.

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America. Visit www.spartanchassis.com for more information.

About Force Protection, Inc.:
Force Protection, Inc. (Nasdaq: FRPT), first to answer the call to duty for the urgent need to bring lifesaving mine-resistant ambush protected vehicles to U.S. troops in combat, is an American company whose vehicles, Cougar and Buffalo, have a proven track record where it matters most - on the battlefield. These specialty vehicles protect against landmines, hostile fire, and Improvised Explosive Devices (IEDs, commonly referred to as roadside bombs). Force Protection's mine and ballistic protection technologies are among the most advanced in the world. The vehicles are manufactured outside Charleston, S.C. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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